UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2009, Bioanaltytical Systems, Inc. (the "Company") received two letters from the Nasdaq Listing Qualification Department (the "Letters") stating that the Company has failed to satisfy two of the requirements for continued listing of the Company's common shares on the Nasdaq Global Market, consisting of the requirement to maintain a minimum of $5.0 million in market value of publicly held shares (the "MVPHS Requirement") and the requirement to maintain at least a $1.00 minimum bid price for its common shares (the "Minimum Bid Requirement").

The Letters further stated that, under the listing rules, the Company has until December 15, 2009 to regain compliance with the MVPHS Requirement.  If, at any time prior to December 15, 2009, the market value of the Company's publicly held common shares is $5.0 million or greater for 10 consecutive trading days prior to December 15, 2009, the Company will be in compliance with the MVPHS Requirement.  As an alternative, the Company may apply to transfer the listing of its common shares to the Nasdaq Capital Market (the "Capital Market"), which has a minimum MVPHS Requirement of $1.0 million for continued listing.

The Letters also stated that the Company has until March 15, 2010 to regain compliance with the Minimum Bid Requirement.  If, at any time prior to March 15, 2010, the bid price of the common shares closes at $1.00 or more for a minimum of 10 consecutive business days, the Company will be in compliance with the Minimum Bid Requirement.  The Company intends to actively evaluate and monitor the bid price for its common shares between now and March 15, 2010, and consider implementation of various options available to the Company if its common shares do not trade at a level that is likely to regain compliance.

The Company is considering an application to transfer its common shares to the Capital Market prior to December 15, 2009. The Company believes that it is in compliance with all of the continued listing standards of the Capital Market except for the Minimum Bid Requirement (which may be waived as an initial requirement in the event of a transfer). If the Company's minimum bid does not increase to $1.00 per share or more prior to March 15, 2010, the Company could be delisted from the Capital Market, in which case the common shares may be traded over-the-counter.

On September 22, 2009 the Company issued a press release announcing receipt of the Letters.  A copy of that press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

99.1           News Release dated September 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: September 22, 2009	By:	/s/ Michael R. Cox
Michael R. Cox Vice President, Finance and Administration, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.          Description

99.1               News Release dated September 22, 2009.